Exhibit 99.1

Contacts:	William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company Reports

Fiscal 2016 Second Quarter and First Half Operating Results

Highlights for Fiscal 2016 First Half:

Strategic Objective Achievements

•	Announcement of transformative merger agreement with Aspen Park Pharmaceutical, Inc.

•	Completion of FC2 consumer market evaluation

Operating Results

•	Unit sales were 24.5 million in FY2016, compared to 32.9 million in FY2015

•	Net revenues were $13.0 million in FY2016, compared to $17.6 million in FY2015

•	Gross margin increased to 63% of net revenues from 58% in the prior-year period

Adjusted EBITDA

•	Adjusted EBITDA of $2.8 million and adjusted diluted EBITDA per share of $0.10.

CHICAGO (April 28, 2016) - The Female Health Company (NASDAQ:CM: FHCO) (the Company or FHC), which manufactures and markets the FC2 Female Condom® (FC2), today reported its operating results for its fiscal second quarter ended March 31, 2016. The Company will host an investor conference call today at 11:15 a.m. Eastern Time (ET) to discuss these results and other topics of interest (see details below).

Management Comments

“As recently announced, we have entered into a transformative merger agreement with Aspen Park Pharmaceuticals, Inc. (APP), a men’s and women’s health care company with a deep portfolio of product candidates that address large commercial markets,” said O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company. “In July of 2014, FHC announced the strategic objective of diversifying its product line. The proposed merger with APP would fulfill this objective. In establishing this objective, the Company had recognized the significant risks of remaining a single product company in an increasingly competitive market. More than 100 opportunities were considered in making this decision. We believe the proposed merger with APP provides the best and an outstanding opportunity to create long-term growth. The proposed merger would 1) Result in a high potential multiple product portfolio, 2) Provide proprietary product positions, three of which are subject to the FDA 505(b)(2) approval process. This special process applies to the development of new formulations/delivery methods and indications for currently marketed products. A portion of the existing data for such products may be used to secure approval. This makes it a potentially faster and less expensive and risky process to secure approval resulting in potential nearer term revenue, for the three products noted. APP has proprietary positions with respect to all three of these products. 3) Enhance FC2’s consumer market opportunities, 4) Create a multiple product portfolio opportunity to capitalize on FHC’s public healthcare company status, and 5) Bring a highly experienced and excellent management team to the merged company. We believe the proposed merger brings an opportunity for long-term growth and enhanced shareholder value. We are focused on closing the transaction, which is subject to certain closing conditions, including approval by a two-thirds vote of FHC’s shareholders, during the current fiscal year.”

“The Company has filed an investor deck with the SEC and posted it on our website that provides significant information related to the proposed merger.”

“Based on the results of the study and favorable changes in the U.S. market the board approved an FC2 consumer program contingent on completion and approval of a detailed marketing plan and budget. We are targeting to implement this program by the end of calendar 2016.”

“We believe the significant decline in net revenues and operating income for the second quarter reflects the volatility of the public sector business in terms of the receipt, timing and shipment of larger orders rather than any change in demand. Late in 2014 FHC was awarded a tender from Brazil for up to 50 million units of FC2. This tender resulted in record country specific orders for 40 million units, much of which was shipped in FY2015. This resulted in an all-time record second quarter and first half. The shipments in the second quarter and first half of 2016 were significantly less to Brazil than in 2015 resulting in a negative comparison. In spite of a 56% decrease in net revenues from $10,977,467 to $4,772,801 the Company remained profitable. The Company had operating income of $70,425 for the second quarter of fiscal 2016 or 1% of net revenues. That the Company remained profitable was due to increased gross margins and a reduction in expenses. However, operating expenses for the quarter included investment expenses of $648,683 with no current return related to the diversification project and the completion of an FC2 consumer market study. Excluding these expenses for the quarter FHC would have posted operating income of $719,108 or 15% of net revenues given the volatility noted. We believe the demand for female condoms will continue to increase due to the continued feminization and incidents of HIV/AIDs, increased need for prevention of unintended pregnancy and the unfortunate global emergence of the Zika virus.”

Second Quarter Results

The Company generated net revenues of $4,772,801 and net income of $35,045, or $0.00 per diluted share, for the three months ended March 31, 2016, compared to net revenues of $10,977,467 and net income of $1,667,574, or $0.06 per diluted share, for the three months ended March 31, 2015.

Net revenues decreased $6,204,666 on a 56% decrease in unit sales for the three months ended March 31, 2016, compared with the same period last year. The FC2 average sales price per unit decreased 1.5 % compared with the same period last year due to changes in sales mix. The principal factor in the decrease in net revenues is the period to period impact of the record second quarter 2015 tender shipments to Brazil.

Cost of sales decreased $2,655,954 to $1,927,406 in the three months ended March 31, 2016 from $4,583,360 for the same period last year. The reduction is due to lower unit sales and the reduction of certain costs.

Gross profit decreased $3,548,712, or 55%, to $2,845,395 for the three months ended March 31, 2016 from $6,394,107 for the three months ended March 31, 2015. Gross profit margin for the three months ended March 31, 2016 was 60% of net revenues versus 58% of net revenues for the same period last year.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $669,744, or 19%, to $2,774,970 for the three months ended March 31, 2016 from $3,444,714 in the prior year period. The majority of the decrease relates to a reduction in payments to be made to our Brazilian distributor for marketing and management fees for the 2014 tender and expenses relating to employee compensation. These decreases were partially offset by increased investment expenses for a comprehensive study regarding a potential FC2 consumer program in the U.S. and for diversification, including expenses for analyzing potential diversification candidates and other expenses related to the proposed merger transaction with APP. These investment expenses with no current return related to the FC2 consumer study and diversification were $145,259 and $503,424 for the three months ended March 31, 2016, respectively, compared to $0 and $114,988 in the prior year period, respectively.

Operating income for the three months ended March 31, 2016 decreased $2,878,968, or 98%, to $70,425, or 1% of net revenues, from operating income of $2,949,393 in the second quarter of fiscal year 2015. The decrease was primarily a result of the factors discussed above. Excluding the investment expenses related to the FC2 consumer study and diversification of $648,683, operating income was $719,108 or 15% of net revenues for the three months ended March 31, 2016. A reconciliation of non-GAAP measures is included in the tables in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

The Company’s net income decreased $1,632,529, or 98%, to $35,045 in the three months ended March 31, 2016 from net income of $1,667,574 in the same period of the prior year, as a result of the factors discussed above.

Adjusted EBITDA totaled $249,594 in the second quarter of FY2016, compared with adjusted EBITDA of $3,276,206 in the same period last year. Adjusted diluted EBITDA per share of $0.01 in the second quarter of the current fiscal year compared with $0.11 in the second quarter of FY2015. A reconciliation of non-GAAP measures is included in the tables in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Six Month Results

The Company generated net revenues of $13,003,460 and net income of $1,525,408, or $0.05 per diluted share, for the six months ended March 31, 2016, compared to net revenues of $17,636,673 and net income of $2,472,491, or $0.09 per diluted share, for the six months ended March 31, 2015.

Net revenues decreased $4,633,213 on a 25% decrease in unit sales for the six months ended March 31, 2016, compared with the same period last year. Effective January 1, 2015, the unit price was reduced for all major public sector purchases to replace the previous 5% no-cost product policy under the Company’s volume purchasing incentive program. The FC2 average sales price per unit decreased 1.1% compared with the same period last year due to changes in sales mix and the public sector price adjustment noted in the previous sentence.

Cost of sales decreased $2,667,165 to $4,755,728 in the six months ended March 31, 2016 from $7,422,893 for the same period last year. The reduction is due to lower unit sales and the favorable impact of currency exchange rates on the majority of the elements in cost of sales.

Gross profit decreased $1,966,048, or 19%, to $8,247,732 for the six months ended March 31, 2016 from $10,213,780 for the six months ended March 31, 2015. Gross profit margin for the six months ended March 31, 2016 was 63% of net revenues versus 58% of net revenues for the same period last year. The increase in the gross profit margin is primarily due to the favorable impact of currency exchange rates on the majority of the elements in cost of sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $25,786 to $5,784,752 for the six months ended March 31, 2016 from $5,810,538 in the prior year period. The decrease reflects a reduction in payments to be made to our Brazilian distributor for marketing and management fees for the 2014 tender and expenses relating to employee compensation and other general expenses, partially offset by increased investment expenses for a comprehensive study regarding a potential FC2 consumer program in the U.S. and for diversification, including expenses for analyzing potential diversification candidates and other expenses related to the proposed merger transaction with APP. The investment expenses with no current return related to the FC2 consumer study and diversification were $308,800 and $806,647 for the six months ended March 31, 2016, respectively, compared to $0 and $181,404 in the prior year period, respectively.

Operating income for the six months ended March 31, 2016 decreased $1,940,262, or 44%, to $2,462,980, or 19% of net revenues, from operating income of $4,403,242 or 25% of net revenues in the six months ended March 31, 2015. The decrease was primarily a result of the factors discussed above. Excluding the investment expenses related to the FC2 consumer study and diversification of $1,115,447, operating income would have been $3,578,427 or 28% of net revenues for the six months ended March 31, 2016. A reconciliation of non-GAAP measures is included in the tables in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Income tax expense for the six months ended March 31, 2016 was $801,629, a decrease of $1,175,246 from the same period in fiscal year 2015, when income tax expense was $1,976,875. The effective tax rate was 34.4% and 44.4% for the six months ended March 31, 2016 and 2015, respectively. The reduction in the effective tax rate is due to the mix of tax jurisdictions in which the Company recognized income before income taxes and the reduction in the Illinois state income tax rate, effective January 1, 2015, from 9.5% to 7.75%. The Company’s net operating loss (NOL) carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization. Actual income taxes paid are reflected on the Company’s consolidated statements of cash flows. During the six months ended March 31, 2016 the Company recorded income tax expense of $801,629, while due to the use of NOL carryforwards the Company made cash payments of $168,220 for income taxes, or 21% of income tax expense. This resulted in a cash savings of $633,409.

The Company’s net income decreased $947,083, or 38%, to $1,525,408 in the six months ended March 31, 2016 from net income of $2,472,491 in the same period of the prior year, as a result of the factors discussed above. Net income was 12% and 14% of net revenues for the six months ended March 31, 2016 and 2015, respectively.

Adjusted EBITDA totaled $2,806,586 in the six months ended March 31, 2016, compared with adjusted EBITDA of $5,078,516 in the same period last year. Adjusted diluted EBITDA per share of $0.10 in the six months ended March 31, 2016, compared with $0.18 in the same period last year. A reconciliation of non-GAAP measures is included in the tables in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:15 a.m. Eastern Time, today, April 28, 2016, to discuss its second quarter and first half operating results, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 1-877-883-0383 (international participants dial 1-412-902-6506) and entering 0493452 to be connected to “The Female Health Company Conference Call” a few minutes before 11:15 a.m. ET today.

A replay of the conference call will be available beginning at 9:00 a.m. ET Monday, May 2, 2016 through Friday, May 6, 2016, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10084977. After Friday, May 6, 2016, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, the product has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover key aspects of FC2, including its overall design and manufacturing process. The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, the Zika virus and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements relating to the proposed merger transaction between FHC and APP and the integration of our two businesses, long-term demand for female condoms, the Company’s ability to maintain its position in the market, and the Company’s ability to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the

Company’s business and results of operations. These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: product demand and market acceptance; competition in the Company’s markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder’s price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; the Company’s reliance on its major customers and risks related to delays in payment of accounts receivable by major customers; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company’s production capacity, efficiency and supply constraints; the risk that the proposed merger transaction with APP may not be completed in a timely manner or at all; the satisfaction of conditions to completing the merger transaction with APP, including the ability to secure approval by a two-thirds vote of FHC’s shareholders; risks that the proposed merger transaction with APP could disrupt current plans and operations; costs, fees and expenses related to the proposed merger transaction with APP; risks related to the development of APP’s product portfolio, including regulatory approvals and time and cost to bring to market; risks relating to the ability of the combined company to obtain sufficient financing on acceptable terms when needed to fund development and company operations; the risk that, even if it is completed, we may not realize the expected benefits from the proposed merger transaction with APP; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the year ended September 30, 2015. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

Additional Information about the Proposed Transaction and Where You Can Find It

FHC plans to file a proxy statement with the SEC relating to a solicitation of proxies from its shareholders in connection with a special meeting of shareholders of FHC to be held for the purpose of voting on matters relating to the proposed merger transaction with APP. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, FHC SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by FHC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of FHC may obtain free copies of the documents filed with the SEC by contacting FHC’s Chief Financial Officer at (312) 595-9123, or by writing to Chief Financial Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

Interests of Certain Participants in the Solicitation

FHC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of FHC in favor of the proposed merger transaction with APP. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

For more information about the Female Health Company visit the Company’s website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company’s e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company

Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2016	2015
Cash	$2,791,396	$4,105,814
Accounts receivable, net	18,570,658	14,088,390
Income tax receivable	29,702	21,251
Inventory, net	2,191,693	1,745,180
Prepaid expenses and other current assets	276,358	609,320
Deferred income taxes	362,847	1,016,000

Total current assets	24,222,654	21,585,955
Other non-current assets	142,339	136,766
Plant and equipment, net	1,015,770	1,239,990
Deferred income taxes	14,509,000	14,509,000

Total assets	$39,889,763	$37,471,711

Accounts payable	$1,021,050	$1,077,349
Accrued expenses and other current liabilities	3,559,252	2,555,231
Accrued compensation	335,332	592,428

Total current liabilities	4,915,634	4,225,008
Deferred rent	8,401	15,389
Deferred income taxes	118,351	98,252

Total liabilities	5,042,386	4,338,649
Total stockholders’ equity	34,847,377	33,133,062

Total liabilities and stockholders’ equity	$39,889,763	$37,471,711

The Female Health Company

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,
	2016	2015
Net revenues	$4,772,801	$10,977,467
Cost of sales	1,927,406	4,583,360

Gross profit	2,845,395	6,394,107
Operating expenses	2,774,970	3,444,714

Operating income	70,425	2,949,393
Interest and other expense, net	(19,356)	(3,841)
Foreign currency transaction (loss) gain	(43,848)	28,467

Income before income taxes	7,221	2,974,019
Income tax (benefit) expense	(27,824)	1,306,445

Net income	$35,045	$1,667,574

Net income per basic common share outstanding	$0.00	$0.06
Basic weighted average common shares outstanding	28,652,635	28,521,659
Net income per diluted common share outstanding	$0.00	$0.06
Diluted weighted average common shares outstanding	29,059,296	28,780,481

The Female Health Company

Unaudited Condensed Consolidated Statements of Income

	Six Months Ended
	March 31,
	2016	2015
Net revenues	$13,003,460	$17,636,673
Cost of sales	4,755,728	7,422,893

Gross profit	8,247,732	10,213,780
Operating expenses	5,784,752	5,810,538

Operating income	2,462,980	4,403,242
Interest and other expense, net	(47,152)	(3,189)
Foreign currency transaction (loss) gain	(88,791)	49,313

Income before income taxes	2,327,037	4,449,366
Income tax expense	801,629	1,976,875

Net income	$1,525,408	$2,472,491

Net income per basic common share outstanding	$0.05	$0.09
Basic weighted average common shares outstanding	28,642,951	28,512,005
Net income per diluted common share outstanding	$0.05	$0.09
Diluted weighted average common shares outstanding	29,046,928	28,774,785

The Female Health Company

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,
	2016	2015
Net income	$1,525,408	$2,472,491
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	226,681	251,383
Share-based compensation	254,116	380,158
Deferred income taxes	673,252	1,748,098
Loss on disposal of fixed assets	278	3,483
Changes in current assets and liabilities	(3,991,414)	(7,684,846)

Net cash used in operating activities	(1,311,679)	(2,829,233)
Net cash used in investing activities	(2,739)	(27,040)
Net cash used in financing activities	0	(6,148)

Net decrease in cash	(1,314,418)	(2,862,421)
Cash at beginning of period	4,105,814	5,796,223

Cash at end of period	$2,791,396	$2,933,802

The Female Health Company

Additional Non-GAAP Performance Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) included in this release, the Company has provided the non-GAAP measures of operating income excluding investment expenses related to the FC2 consumer study and diversification, adjusted EBITDA and adjusted diluted EBITDA per share in this release. Adjusted EBITDA represents net income before interest income or expense, income tax expense, depreciation and amortization, and further adjusted for the share-based compensation reflected in the reconciliation table set forth below. Adjusted diluted EBITDA per share represents Adjusted EBITDA divided by the weighted average shares outstanding amounts used in the calculation of diluted earnings per share in accordance with GAAP for the relevant periods.

We believe that adjusted EBITDA is a useful measure for investors for the following reasons:

•	Adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, tax jurisdictions and tax attributes, capital structures and the methods by which assets were acquired;

•	Investors can use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of our Company, including our ability to satisfy our cash needs;

•	By comparing our Adjusted EBITDA in different historical periods, investors can evaluate our operating performance excluding the impact of items described below;

•	Adjusted EBITDA excludes the impact of income tax expense on net income, which has a smaller impact on cash flows because the Company has significant U.S. and UK net operating loss carryforwards that can be used to reduce cash payments for income taxes; and

•	Adjusted EBITDA excludes the impact of share-based compensation on net income, which does not affect cash and which fluctuates based on the timing of share grants and share price.

Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts of cash that may be available for discretionary uses. Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash (used in) provided by operating activities, each prepared in accordance with GAAP, when measuring profitability or liquidity.

We believe that operating income excluding investment expenses related to the FC2 consumer study and diversification is a useful measure for investors because such investment expenses related to corporate initiatives that do not provide for a current return and it enhances the ability of investors to make period-to-period comparisons of the Company’s operating results.

The following table reconciles Adjusted EBITDA to net income:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net income	$35,045	$1,667,574	$1,525,408	$2,472,491
Adjustments:
Interest income	(674)	(1,739)	(1,248)	(2,391)
Income tax (benefit) expense	(27,824)	1,306,445	801,629	1,976,875
Depreciation and amortization	112,275	123,444	226,681	251,383
Share-based compensation	130,772	180,482	254,116	380,158

Adjusted EBITDA	$249,594	$3,276,206	$2,806,586	$5,078,516

Diluted EBITDA per share, as adjusted	$0.01	$0.11	$0.10	$0.18

The following table reconciles operating income as reported to operating income excluding investment expenses related to the FC2 consumer study and diversification.

	Three Months Ended		Six Months Ended
	March 31, 2016		March 31, 2016
	Amount	% of Net Revenues	Amount	% of Net Revenues
Operating income as reported	$70,425	1%	$2,462,980	19%
Add investment expenses related to FC2 consumer study and diversification	648,683	14%	1,115,447	9%

Operating income excluding investment expenses related to FC2 consumer study and diversification	$719,108	15%	$3,578,457	28%